Ex-99.h.7.a

AMENDED AND RESTATED SCHEDULE A

EFFECTIVE FEBRUARY 28, 2022

to the abrdn Funds (formerly, Aberdeen Funds) Expense Limitation and Reimbursement Agreement

dated March 6, 2018

between

abrdn Funds and

abrdn Inc. (formerly, Aberdeen Standard Investments Inc.)

(the “Agreement”)

SERIES	CLASS	EXPENSE CAP*
Aberdeen Dynamic Dividend Fund	Institutional	1.25%
	Class A	1.50%
Aberdeen Realty Income & Growth Fund	Institutional	1.00%
	Class A	1.25%
Aberdeen Global Infrastructure Fund	Institutional	0.99%
	Class A	1.24%
Aberdeen Ultra Short Municipal Income Fund	Institutional	0.45%
	Class A	0.70%
	Class A1	0.70%
Aberdeen Short Duration High Yield Municipal Fund	Institutional	0.65%
	Class A	0.90%
	Class C	1.65%
Aberdeen International Real Estate Equity Fund	Institutional	1.37%
	Class A	1.62%

________

* Unless otherwise noted, this contract may not be terminated before February 28, 2023 with respect to any one or more Funds without the approval of the Independent Trustees.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Exhibit A to be executed in its name and on its behalf by its duly authorized representative as of February 28, 2022.

ABRDN FUNDS
By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

ABRDN INC.
By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President